Exhibit 10.49

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and executed as of the 28th day of June, 2010 (“Effective Date”) by and among COSMIC PET PRODUCTS, INC., a Delaware corporation (“Cosmic”), CONFUSION, INC., a Maryland corporation (“Parent”), LEON SEIDMAN (“Seidman”), Cosmic, Parent and Seidman being hereinafter sometimes collectively referred to as “Seller Parties”, and OURPET’S COMPANY, a Colorado corporation (“Purchaser”).

RECITALS:

A. Cosmic is in the business of developing and marketing pet products, including catnip products, catnip toys, scratchers, treats and shuttles, under the names “Cosmic Cat”, “Cosmic Pet”, and other trade names (the “Business”).

B. Parent is the sole shareholder of Cosmic.

C. Seidman is the sole shareholder of Parent and a director and officer of both Cosmic and Parent.

D. Cosmic desires to sell to Purchaser, and Purchaser desires to purchase from Cosmic, certain assets of the Business, as more fully described herein.

NOW, THEREFORE, in consideration of, and in reliance upon, the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Sale and Purchase of Assets; Assumed Liabilities.

(a)	Assets to be Acquired. Cosmic agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Cosmic, certain assets of the Business set forth as follows (collectively, the “Purchased Assets”):

(i)	“Inventory”, which shall mean such inventory of the Business as Purchaser, in its sole discretion, determines that it is willing to purchase following completion of an inventory review by Purchaser to be performed prior to the Closing Date (as defined below). Prior to the Closing Date, Purchaser shall provide Cosmic with a list of the Inventory, including the proposed value of same, which shall be attached to and incorporated into this Agreement as Schedule 1(a)(i). Purchaser shall not be obligated to acquire damaged, obsolete, unsaleable or excess inventory;

(ii)	“Equipment”, which shall mean all of the equipment used in connection with the Business. Purchaser, at its sole cost and expense, shall retain the services of an appraiser to ascertain the fair market value of the Equipment and, prior to the Closing Date, Purchaser shall provide Cosmic with a copy of the appraisal (“Appraisal”), and a list of the Equipment with the appraised fair market value thereof, which list shall be attached to and incorporated into this Agreement as Schedule 1(a)(ii). Purchaser shall not be obligated to acquire any Equipment that is damaged, obsolete or no longer required for the operation of the Business;

(iii)	Personal property of Cosmic, such as computer equipment, furniture and trade fixtures, including the items listed on Schedule 1(a)(iii) (the “Fixed Assets”); provided, however, that Purchaser shall not be obligated to acquire Fixed Assets that are damaged, obsolete or no longer required for the operation of the Business;

(iv)	Any and all intellectual property, including, but not limited to, know-how, processes, all trademarks and trade names (including, without limitation, the exclusive right to use the “Cosmic Cat” and “Cosmic Pet” trade names), trade secrets, and domain names, used or useable in the conduct of the Business to the extent they are transferable;

(v)	All licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body relating to the Business, to the extent the same are transferable;

(vi)	Goodwill and all rights to customers, customer lists, websites, telephone numbers and fax numbers of the Business;

(vii)	Copies of all books of account related to customer transactions, customer lists, files, papers and records used in or relating to the conduct of the Business;

(viii)

All rights of Cosmic under existing sales contracts, agreements, commitments, purchase and sales orders, each of which shall be duly assigned to Purchaser (collectively, the “Assumed Contracts”), provided however, that to the extent that the assignment of any agreement, contract, commitment and purchase or sales order requires the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof, but Seller Parties agree each will use its or his commercially reasonable efforts to obtain the written consent of the parties to any such agreement, contract, commitment and purchase or sales order to the assignment thereof to Buyer, and if such consent is not obtained, Seller Parties will cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such agreement, contract, commitment and purchase or sales order;

(ix)	All prepayments and deposits (exclusive of any deposit or prepayment related to real estate or taxes) which have been made or paid by Cosmic, to the extent to which an economic benefit is transferable to Purchaser; and

(x)	All other property of Seller pertaining to the Business, tangible or intangible, including, but not limited to, rights or interests used or useful in the operation of the Business, to the extent transferable.

(b)	Excluded Assets. Notwithstanding anything to the contrary set forth above, the following assets of Cosmic shall not be sold to Purchaser hereunder:

(i)	Cash;

(ii)	Accounts receivable arising prior to the Closing Date (“Pre-Closing A/R”); and

(iii)	Cosmic’s tax records, general books of accounts and company organizational records.

(c)	Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Purchaser agrees to assume and pay or discharge as they come due only the following obligations and liabilities of Cosmic as they exist as of the Effective Date, and no others (the “Assumed Liabilities”):

(i)	Cosmic’s liabilities/obligations arising under its capital leases for the Equipment (the “Equipment Leases”) as set forth in Schedule 1(c) and the Assumed Contracts;

(ii)	all sales orders and commitments of Cosmic made in the ordinary course of its Business as to which shipments or deliveries shall not have been made or as to which services have not be rendered; and

(iii)	Certain of Cosmic’s open purchase orders and commitments for goods, services and supplies not yet delivered as of closing, subject to OurPet’s express consent on a case-by-case basis to assume such purchase order or commitment.

(d)	Liabilities Not Assumed. Except for the Assumed Liabilities identified in Section 1(c), Purchaser does not assume or agree to be responsible for any debts, obligations, liabilities or expenses of Seller Parties whatsoever (the “Excluded Liabilities”).

(e)	Assistance with A/R Collection. Following the closing of the transactions contemplated by this Agreement (the “Closing”), Purchaser agrees to use reasonable commercial efforts to assist Cosmic with the collection of Pre-Closing A/R owed to Cosmic by customers who are also customers of the Purchaser.

2. Purchase Price; Payment.

(a)	The purchase price (“Purchase Price”) for the Purchased Assets and other rights acquired herein shall be Eight Hundred Thousand Dollars ($800,000) and is based upon the assumptions that (x) the fair market value of the Equipment as set forth in the Appraisal less the outstanding principal amount due as of the Closing Date on the Equipment Leases (the “Net Equipment Value”) will be $70,000, and (y) the value of the Inventory (the “Inventory Value”) will be $450,000. The Purchase Price is subject to the following adjustments at Closing:

(i)	plus or minus the differential between the actual Net Equipment Value and $70,000;

(ii)	plus or minus the differential between Inventory Value determined as of Closing and $450,000;

(iii)	minus $25,000, which amount reflects (A) a $20,000 discount related to a prepaid product order for scratchers, and (B) a $5,000 credit for estimated labor costs to be provided by OurPets after the Closing to assist Cosmic in its completion of the prepaid product order; and

(iv)	minus the aggregate amount of all inventory sold to Cosmic by Purchaser and currently reflected on Purchaser’s books as an accounts receivable.

The parties shall agree on the actual total Purchase Price not later than three (3) days prior to the Closing.

(b)	The Purchase Price, as adjusted, shall be delivered to Cosmic at Closing as follows:

(i)	$200,000 in cash;

(ii)	wire transfer payment with respect to Cosmic’s current debt obligation (to be determined as of the Closing Date) to Centra Bank, Inc. of $400,000; and

(iii)	the remainder in units comprised of four (4) shares of Purchaser’s common stock (the “Common Stock”) in certificated form to one (1) warrant. The actual number of shares of Common Stock and the exercise price of the warrants to be issued will be determined by taking the average trading price of the Common Stock over twenty (20) trading days prior to the Closing Date (as defined below) and dividing it into the remaining portion of the Purchase Price.

(c) Additional Purchase Price Consideration. Purchaser acknowledges that Cosmic is actively negotiating with potential new customers that, if successful, would significantly impact the projected revenues and gross profits for Cosmic’s products over the next five years. In the event Cosmic succeeds in securing such new customers with firm purchase orders prior to Closing, Purchaser will consider increasing the base purchase price set forth in Section 2(a) above from $800,000 up to an amount not to exceed $900,000.

3. Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Schedule 3 attached hereto, which allocation shall be according to generally accepted accounting principles and set forth on IRS Form 8594. The parties agree that this allocation of the Purchase Price shall be conclusive and binding, and each party hereby covenants and agrees to use such allocation for all purposes, including tax returns. Such Schedule 3 may be attached in draft form at Closing and replaced with a final schedule within thirty (30) days of Closing. A copy of the completed IRS Form 8594 shall be executed by OurPet’s and Cosmic and included in their respective tax returns.

4. Related Agreements. At the Closing, and as a condition to Closing, Purchaser and Seller Parties shall enter into the following agreements (hereinafter sometimes collectively referred to as the “Related Agreements”):

(a)	An employment agreement between Purchaser and Seidman, under the terms of which Seidman would be employed by Purchaser as a senior advisor with a salary of $50,000 per year, plus all of Purchaser’s standard employee benefits.

(b)	An inventor agreement between Purchaser and Seidman using Purchaser’s standard form of inventor agreement, a copy of which is attached hereto as Schedule 4(b).

(c)

A sales representative agreement (“Sales Rep Agreement”) between Purchaser and Parent using Purchaser’s standard sales representative agreement (attached hereto as Schedule 4(c)), under the terms of which sales commissions would be payable to Parent for five (5) years at a rate of three percent (3%) of base sales of certain Cosmic Pet/Cosmic Cat products, consisting of catnip products, catnip toys, scratchers, Hide Perch and Go product, treats and shuttles (“Category A Products”). Base sales shall mean net sales (i.e., gross revenues received less returns, allowances, discounts, mis-shipments and defectives). Certain other products not included as Category A Products (“Category B Products”) shall be subject to a five percent (5%) commission payment on base sales of such products. The products constituting a Category A Product or a Category B Product shall be more specifically identified in exhibits to the Sales Rep Agreement at Closing.

(d)	Seller Parties shall enter into a confidentiality, non-competition and non-solicitation agreement (the “Noncompete”) for a term of five (5) years, on terms to be mutually agreed upon between Purchaser and Seller Parties.

(e)	Purchaser shall enter into a lease agreement with Seidman for the Business premises (the “Premises”) for a minimum two (2) year term, on terms to be mutually agreed upon between Purchaser and Seidman.

5. Employees. Purchaser shall be under no obligation to hire any employees of Cosmic, however Purchaser may hire such employees of Cosmic as Purchaser, in its sole discretion, may deem advisable. Cosmic shall terminate all of its employees as of the Closing Date in accordance with all applicable laws, and Purchaser would hire those employees it elects to hire pursuant to its standard process and provide its standard benefits. All employees (including Seidman) would be required to execute Purchaser’s standard Employee Patent, Copyright and Confidentiality Agreement.

6. Liabilities of Seller Parties. This Agreement provides for Purchaser to acquire the Assets from Cosmic; Purchaser is not acquiring any stock in Cosmic or Parent. Further, it is the intent of the parties that Purchaser shall not assume nor become liable for, directly or indirectly, and Seller Parties do not intend to sell, assign, or otherwise transfer, convey or create any liability (by agreement or by operation of law) in Purchaser with respect to any liability or obligation that any of Seller Parties now has, which any of Seller Parties may have at the Closing Date, or which may thereafter accrue, other than the Assumed Liabilities. Cosmic shall perform, observe, pay or otherwise discharge any and all liabilities and obligations which arose, accrued or relate to any period prior to the Closing, in particular, but not limited to, the payment of income taxes, utilities, FICA, FUTA, franchise taxes, federal, state, county and local sales and other taxes, unemployment taxes and workers compensation deposits. Seller Parties, jointly and severally, agree to indemnify, defend and hold harmless Purchaser from and against any and all liabilities and obligations that Seller Parties now have, which Seller Parties may have at the Closing Date or which may hereafter accrue except for the Assumed Liabilities.

7. Closing. The Closing shall occur on or before July 31, 2010 (the “Closing Date”), or at such other date as may be mutually agreed upon by Seller Parties and Purchaser. The Closing will be held at the offices of Purchaser’s counsel, Kohrman Jackson & Krantz P.L.L., One Cleveland Center, 20th Floor, 1375 East Ninth Street, Cleveland, Ohio 44114, or in

such manner or location as the Seller Parties and Purchaser shall mutually agree. The Closing shall be deemed effective as of 5:00 p.m. on the Closing Date.

8. Conditions to Purchaser’s Obligations. Unless waived in writing by Purchaser in its sole discretion, all obligations of Purchaser under this Agreement are subject to the following conditions:

(a)	Representations, Warranties and Covenants. All representations and warranties of Seller Parties contained in this Agreement and in all documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all respects. Seller Parties shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b)	No Adverse Proceedings. No material suit, action or other proceeding against any of Seller Parties or their respective shareholders, directors or officers shall be pending or threatened before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief which in the reasonable judgment of Purchaser makes the consummation of the transactions contemplated by this Agreement inadvisable.

(c)	Noncompete. Seller Parties shall have entered into the Noncompete, in form and substance satisfactory to Purchaser.

(d)	Delivery of Items. Seller Parties shall have delivered to Purchaser the items required by Section 10 hereof.

(e)	Diligence. Purchaser shall be fully satisfied, in its sole discretion, with its diligence review of the Business.

(f)	Customers and Suppliers. Purchaser shall be fully satisfied, in its sole discretion, with the status of Cosmic’s relationships with its suppliers and customers, and the reasonable likelihood of such business relationships being retained after the Closing.

(g)	Lender Approval. Purchaser’s lender shall have approved the transactions contemplated by this Agreement.

(h)	Inventory and Equipment. Purchaser and Seller Parties shall have reached agreement on the Inventory and Equipment to be purchased, including the Inventory Value and Net Equipment Value.

(i)	Approvals/Consents. Seller Parties shall have obtained any required third party approvals and consents as may be necessary to close the transactions contemplated by this Agreement, including the prior written consents required to assign the Equipment Leases to Purchaser.

(j)	Operation of Business. Cosmic shall have operated the Business in full compliance with all applicable codes, regulations, ordinances, orders and laws, and shall have conducted the Business in the ordinary course and in the absence of any material adverse change in the financial condition, results of operation, business, assets, properties or prospects of Cosmic, or any of the Seller Parties.

(k)	Liens. Any liens or encumbrances against the Purchased Assets shall have been removed prior to Closing.

(l)	Excess Inventory. OurPets and Cosmic shall have agreed upon the disposition by Cosmic of any excess Inventory not purchased by OurPets at Closing.

9. Conditions to Seller Parties’ Obligations. Unless waived in writing by Seller Parties, all obligations of Seller Parties under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)	Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement and in all documents delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at and as of the time of the Closing and shall then be true and accurate in all respects. Purchaser shall have in all material respects performed each obligation and complied with each covenant required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)	Delivery of Items. Purchaser shall have delivered to Seller Parties the items required by Section 11 hereof.

10. Obligations of Seller Parties. At or prior to the Closing, Seller Parties shall deliver to Purchaser the following:

(a)	an executed bill of sale, and an assignment and assumption agreement (in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel) conveying to Purchaser fee simple title to the Purchased Assets free and clear of all liens, security interests and encumbrances.

(b)	certificates of good standing for Cosmic issued by the Delaware Secretary of State and the Maryland Secretary of State dated no earlier than ten (10) days prior to the Closing.

(c)	a certificate of good standing for Parent issued by the Maryland Secretary of State dated no earlier than ten (10) days prior to the Closing.

(d)	certified copies of the resolutions of Cosmic’s and Parent’s respective shareholders and directors approving this Agreement and the transactions contemplated herein.

(e)	delivery of the executed Related Agreements in form and substance reasonably satisfactory to Purchaser.

11. Obligations of Purchaser. Upon satisfaction or waiver (by Purchaser) of all of the terms, covenants and conditions required by this Agreement, Purchaser shall at the Closing, pay the Purchase Price to Cosmic, subject to the adjustments set forth in this Agreement, and deliver to Seller Parties the following:

(a)	an executed assignment and assumption agreement.

(b)	a certificate of good standing for Purchaser issued by the Colorado Secretary of State dated no earlier than ten (10) days prior to the Closing.

(c)	certified copy of the resolutions of Purchaser’s directors approving this Agreement and the transactions contemplated herein.

(d)	delivery of the executed Related Agreements in form and substance reasonably satisfactory to Seller Parties.

12. Representations and Warranties of Seller Parties. As a specific inducement for Purchaser to enter into this Agreement, Seller Parties hereby, jointly and severally, represent and warrant to Purchaser as follows:

(a)	Cosmic Organization. Cosmic is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Maryland. Cosmic has the corporate power and lawful authority to enter into and perform the provisions of this Agreement and all agreements and documents to be delivered by Cosmic in connection herewith.

(b)	Parent Organization. Parent is a corporation organized, validly existing and in good standing under the laws of the State of Maryland. Parent has the corporate power and lawful authority to enter into and perform the provisions of this Agreement and all agreements and documents to be delivered by Parent in connection herewith.

(c)	Authorization. The execution, delivery and performance of this Agreement, and all agreements and documents to be delivered by

Cosmic and Parent in connection herewith, have been, or will on the Closing Date have been, duly authorized by the respective shareholders and directors of Cosmic and Parent; no further corporate authorization will be necessary for the performance of Cosmic’s or Parent’s respective obligations hereunder or thereunder; and this Agreement and all agreements and documents to be delivered by Cosmic and Parent in connection herewith, constitute valid and binding legal obligations of Cosmic and Parent, enforceable in accordance with their terms.

(d)	No Impediments. Neither the execution or delivery of this Agreement nor any documents and agreements delivered or to be delivered in connection herewith by Seller Parties, nor their performance by Seller Parties, will result in the breach of any term or provision of, or will constitute a default under any indenture, mortgage, deed of trust, license agreement, patent, or other agreement or instrument to which any of Seller Parties is a party or by which any of Seller Parties is bound.

(e)	Approvals. All consents, approvals, authority and other requirements prescribed by any law, rule or regulation, or any contract, agreement, commitment or undertaking, which must be obtained or satisfied by any of Seller Parties for the consummation of the sale and transfer of the Purchased Assets contemplated by this Agreement have been obtained and satisfied, or will be obtained and satisfied on or prior to the Closing Date.

(f)	Title. Cosmic has, or on the Closing Date will have, good and marketable title to all of the Purchased Assets, free and clear of all liens, pledges, security interests or other encumbrances of any nature whatsoever, whether fixed or contingent, and whether due or to become due. Title and all risk of loss with respect to the Purchased Assets shall remain exclusively with Cosmic until the Closing.

(g)

Tax Returns. All tax returns and reports of Seller Parties required by law with respect to the Business and Purchased Assets have been duly filed, and all taxes, assessments, and other fees and governmental charges upon the Seller Parties which might affect the Business or Purchased Assets or upon any of the Purchased Assets which are due and payable have been paid, other than those presently payable without penalty or interest. None of the Seller Parties have executed or filed with any governmental authority any agreement extending the period for assessment or collection of any taxes. There are no claims pending against any of the Seller Parties for deficient or past due taxes and no unassessed tax deficiencies are proposed or, to the best knowledge of Seller Parties, threatened against any of Seller Parties. No audits of any tax return of any of the Seller Parties are currently in progress, and there are not in force any extensions of time with respect to the dates on which any tax return was or is due to be filed by any of Seller Parties, or any waivers or agreements for the extension of time for the assessment or payment of any tax.

(h)	Broker. No broker or finder has acted for Seller Parties in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof, based in any way on agreements, arrangements or understandings made by or on behalf of Seller Parties.

(i)	Applicable Laws. No notice of a violation of any applicable federal, state or local statute, law, ordinance, regulation, rule, code, order or requirement, or of any covenant, condition, easement or restriction, affecting the Business, the Business Premises, or relating to the use or occupancy thereof has been received by any of Seller Parties. To the knowledge of Seller Parties, Cosmic has operated the Business in material compliance with all applicable laws, regulations, and other requirements of governmental authorities, and to the knowledge of Seller Parties, none of Seller Parties is now in violation of any applicable laws, regulations or orders of any governmental authority.

(j)	Judgments. None of Seller Parties is a party to or subject to any judgment, order or decree entered in any action or proceeding brought by any federal, state, municipal, foreign or other governmental department or agency or any other party against any of Seller Parties enjoining any of them in respect of, or the effect of which is to limit, restrict, regulate or prohibit the Business.

(k)	Litigation. There are no claims, actions, suits, demands or other proceedings or investigations, either administrative or judicial, pending or, to the knowledge of Seller Parties, threatened against any of Seller Parties.

(l)	Collective Bargaining Agreements. There are no collective bargaining agreements with respect to the Business. All of Cosmic’s employees are employees at will and are subject to discharge without cause at any time. None of Seller Parties has received notice of any violation of any federal or state law or applicable regulation respecting employment, employment practices, terms and conditions of employment, or wages and hours. Seller Parties have not received any notice of any attempt to organize a union.

(m)

Employee Benefit Plans. There is no contract or plan that is an “Employee Benefit Plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, as modified by regulations thereunder) which is or has been maintained by Cosmic covering its employees or to which Cosmic has been obligated to contribute.

(n)	Financial Statements. Seller Parties have has delivered to Purchaser its most recent balance sheets, and statements of income and cash flow (the “Financial Statements”) for the Business. [The most recent Financnail Statements provided by Seller Parties are for the fiscal year ended December 31, 2009.] The Financial Statements were prepared on a consistent basis with prior periods, are consistent with the federal income tax returns filed by Seller Parties, and present fairly the financial condition and results of operation of the Business as of the dates set forth therein. The Financial Statements reflect all of the assets necessary to the operation of the Business on the dates thereof and necessary for the Purchaser’s conduct of the Business following Closing.

(o)	Purchased Assets. The Purchased Assets constitute all of the assets material to the operation of the Business in the ordinary course and, other than the real property owned by Seidman which will be leased to OurPets at Closing, there are no assets material to the Business owned by another entity or individual. Seller Parties represent that, with respect tangible assets, they know of no hidden or latent defects that would not be discoverable upon reasonable inspection of those tangible assets.

(p)	Trade Names. Purchaser shall have the exclusive unencumbered right to use the names “Cosmic Pet” and “Cosmic Cat” following the Closing. Seller Parties shall have no right to use such trade names after the Closing Date.

(q)	Disclosure. No representation or warranty made by Seller Parties contained in this Agreement or in any other writing furnished pursuant hereto or in connection therewith contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, false or misleading.

(r)	Contracts and Agreements. Except for the Equipment Leases and Cosmic’s current lease for the Premises, Cosmic is not a party to a contact or agreement (whether written or oral), not cancelable without penalty or premium upon not more than thirty (30) days’ notice.

(s)

Business Relations. None of Seller Parties has received any oral or written notification, and are not otherwise aware of: (i) any circumstances which would reasonably cause them to believe that Cosmic’s business relationship with any customer, sales representative, dealer or supplier would be materially adversely affected by the transactions contemplated hereunder; or (ii) any specific potential customer returns.

(t)	Hazardous Wastes. To the knowledge of Seller Parties knowledge, there are no toxic or hazardous wastes, substances or materials in, on or about the Premises.

(u)	No Material Changes. Since January 1, 2010 and through the Closing, the Business has been operated in the normal course and no materially adverse changes have occurred except as expressly disclosed to the Purchaser.

13. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a)	Organization. Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Colorado. Purchaser has full power and lawful authority to enter into and perform the provisions of this Agreement and all agreements and documents to be delivered by Purchaser in connection herewith.

(b)	Authorization. The execution, delivery and performance of this Agreement, and all agreements and documents to be delivered by Purchaser in connection herewith, have been, or will on the Closing Date have been, duly authorized by the directors of Purchaser; no further authorization will be necessary for the performance of Purchaser’s obligations hereunder or thereunder; and this Agreement and all agreements and documents to be delivered by Purchaser in connection herewith, constitute valid and binding legal obligations of Purchaser, enforceable in accordance with their terms.

(c)	Broker. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

14. Access to Records. Following the Closing, Purchaser and Seller Parties shall give one another the right to access and, at the accessing party’s expense, to make copies of appropriate books or records of the Business for proper purposes (including, but not limited to, for tax preparation purposes).

15. Indemnification; Limitations.

(a)

Indemnification by Seller Parties. Notwithstanding the payment of the Purchase Price and the delivery of instruments of conveyance, from and after the Closing Date, Seller Parties, jointly and severally, will indemnify, defend and save and hold the Purchaser and its officers, directors, shareholders, employees, affiliates, successors and assigns (solely for purposes of this Section 15(a), included as a “Purchaser”) harmless from and against any and all damages, losses, costs, claims, liabilities, causes of action and expenses (including reasonable attorneys’ fees) (collectively, the “Damages”) arising out of or resulting from, and will pay to Purchaser on demand the full amount of any sum that Purchaser may pay or become obligated to pay on account of: (i) any inaccuracy of any representation or the breach of any warranty made by any of Seller Parties hereunder; (ii) any failure of Seller Parties to duly perform or observe any term, provision, covenant, agreement or condition under this Agreement, and all agreements delivered in connection with this Agreement, on the part of Seller Parties to be performed or observed; (iii) any liability arising out of Cosmic’s operation of the Business or Cosmic’s ownership of the Purchased Assets prior to Closing; (iv) any Excluded Liabilities; and (v) any liability of Purchaser arising through operation of law as the transferee of the Purchased Assets arising out of any act or omission of any of Seller Parties, including but not limited to Seller Parties’ failure to comply with any bulk sales or fradulent transfer laws that may be applicable to the transactions contemplated by this Agreement.

(b)	Indemnification by Purchaser. Purchaser will indemnify, defend and save and hold the Seller Parties and its employees, affiliates, successors and assigns (solely for purposes of this Section 15(b), included in “Seller Parties”) harmless from and against any and all Damages arising out of or resulting from, and will pay to Seller Parties on demand the full amount of any sum that Seller Parties may pay or become obligated to pay on account of: (i) any inaccuracy of any representation or the breach of any warranty made by purchaser hereunder; (ii) any failure of Purchaser to duly perform or observe any term, provision, covenant, agreement or condition under this Agreement, including payment of the Assumed Liabilities, and all agreements delivered in connection with this Agreement, on the part of Purchaser to be performed or observed; and (iii) any liability arising out of Purchaser’s operation of the Business subsequent to Closing.

(c)	Absence of Investigation. No investigation made heretofore by or on behalf of any party shall limit or affect in any way the representations, warranties, covenants, agreements and indemnities of the other party hereunder, each of which shall survive any such investigation.

(d)

Limitations on Indemnification. The maximum amount of damages for which either party (the “Indemnifying Party”) shall be liable to the other party (the “Indemnified Party”) for claims made pursuant to this Section shall be the Purchase Price; provided, however, Damages for which the

Indemnified Party is seeking indemnification from the Indemnifying Party that are the direct result of a third party claim or action shall not be subject to the cap set forth herein.

(e)	Exceptions. Notwithstanding anything to the contrary in this Agreement, claims for indemnification based on allegations of actual fraud or intentional misrepresentation shall not be subject to the limitations set forth in this Section.

(f)	Insurance. The amount of any Damages for which indemnification is provided under this Section shall be net of any insurance proceeds received by the Indemnified Party as an offset of such damages (net of any costs incurred in connection with the collection thereof, including deductibles, legal and administrative costs and costs of investigation).

(g)	No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party claiming the right to indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the date hereof, and regardless of whether such breach, violation, or failure is deemed to be material.

16. Additional Covenants of the Parties.

(a)	Covenants of Seller Parties.

(i)	Other Instruments. Seller Parties covenant and agree to execute and deliver to Purchaser at its request from time to time after the Closing Date such instruments of transfer, bills of sale, assignments and other documents as may be necessary or appropriate to complete the transactions contemplated by this Agreement.

(ii)	Transfer of Operations. Seller Parties agree to use their best efforts to transfer the Business to Purchaser, and shall respond to Purchaser’s inquiries relating to the Business or the Purchased Assets. If requested by Purchaser, Seller Parties shall cooperate with Purchaser in making public announcements of the purchase.

(iii)	Workers Compensation. Seller Parties shall be responsible for all costs associated with claims for workers’ compensation and other occupational health or injury claims of employees of Cosmic prior to the Closing and for any claim filed subsequent to the Closing made in connection with any injury, event or occurrence taking place prior to the Closing.

(b)	Covenants of Purchaser. Purchaser shall timely pay all obligations under the Equipment Leases and the lease for the Premises.

17. Survival of Representations, Warranties, Agreements and Covenants. All representations and warranties made by Seller Parties and Purchaser hereunder in connection with the transactions contemplated hereby shall survive the Closing and the delivery of any instrument of transfer and conveyance until the second anniversary of the Effective Date and shall terminate; provided, however, that the representations and warranties of the Seller Parties set forth in (i) Sections 12(a), (b), (c) and (f) shall have no expiration date, and (ii) Sections 12 (g), (k) and (l) shall survive until sixty (60) days after the applicable statute of limitations expires. The agreement and covenants of the parties set forth in this Agreement shall survive the Closing and continue until all obligations set forth therein shall have been performed and satisfied or suntil such agreements and covenants shall have terminated in accordance with their terms.

18. Fees and Expenses. Each of the parties hereto shall pay its own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the fees and expenses of attorneys and accountants representing such parties in connection herewith.

19. Payments and Prorations. All sales, use and transfer taxes, if any, payable on the Purchased Assets transferred to Purchaser shall be paid by Seller Parties. Utilities servicing the Premises shall be prorated to the Closing Date.

20. Possession. Sole and exclusive possession of the Premises and Purchased Assets shall be delivered to Purchaser on the Closing Date.

21. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sufficiently delivered if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	If to any of the Seller Parties, to:

Mr. Leon Seidman

1539 Kensington Drive

Hagerstown, Maryland 21740

With a copy to:

Kenneth Grove, Esq.

Myers, Young & Grove, P.A.

82 West Washington Street

Hagerstown, Maryland 21740

Fax: (301) 733-4110

(b)	If to Purchaser, to:

Dr. Steven Tsengas

OurPet’s Company

1300 East Street

Fairport Harbor, Ohio 44077

Fax: (440) 354-9129

With a copy to:

Connie S. Carr, Esq.

Kohrman Jackson & Krantz P.L.L.

One Cleveland Center, 20th Floor

1375 East Ninth Street

Cleveland, Ohio 44114

Fax: (216) 621-6536

22. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective parties hereto, their personal representatives, successors and assigns; provided, however, that none of the parties may assign its rights or obligations under this Agreement without the other parties’ prior written consent.

23. Governing Law; Jurisdiction and Venue. This Agreement shall be deemed to have been entered into and to be performed in the State of Ohio and shall be governed and construed and enforced in accordance with the laws of such state. Jurisdiction and venue for any action or claim arising hereunder shall lie exclusively in the Lake County, Ohio Court of Common Pleas, and each party irrevocably consents to the personal and subject matter jurisdiction of that court.

24. Entire Agreement; No Oral Modification. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings relating thereto. No modification or termination of this Agreement, nor any waiver of any provision hereof shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

25. Enforcement. Seller Parties acknowledge and agree that the Purchased Assets are unique, that damages for any failure of Seller Parties to transfer and convey said Purchased Assets to Purchaser pursuant to this Agreement would be an inadequate remedy, and that Purchaser shall be entitled to enforcement of this Agreement by judgment for specific performance, as well as for damages.

26. Section Headings. The section headings set forth herein are included for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

27. No Third Party Beneficiaries. Nothing in this Agreement is intended nor will it be construed to give any person other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

28. Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

29. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall, for all purposes, be deemed an original, but all of which shall constitute one and the same instrument.

30. No Shop. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, the Seller Parties hereby agree: (i) to immediately cease any existing discussions or negotiations with any other person conducted prior to the date of this Agreement, directly or indirectly, with respect to any sale of the assets, shares or other equity securities of Cosmic or Parent; (ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any person other than Purchaser relating to any merger or acquisition of the Shares or other equity securities of Cosmic or Parent or a material portion of the assets of, or other similar transaction involving, Cosmic or Parent (an “Acquisition Proposal”), or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any person other than Purchaser in connection with, or consummate or enter into any agreement, contract or understanding with respect to, any Acquisition Proposal by any person other than Purchaser. The Seller Parties shall immediately notify any person who contacts any of them with respect to an Acquisition Proposal of the existence of this Agreement.

31. Bulk Transfers. The parties hereto waive compliance with the requirements of the bulk transfer and/or bulk sales laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser hereunder. Seller Parties shall indemnify and hold harmless Purchaser against any losses that may be incurred by Purchaser as a result of noncompliance with any such bulk transfer and/or bulk sales laws.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates set forth below their respective signatures.

SELLER PARTIES:		PURCHASER:

COSMIC PET PRODUCTS, INC.		OURPET’S COMPANY

By:	/s/ Leon L. Seidman	By:	/s/ Dr. Steven Tsengas
Name:	Leon L. Seidman	Name:	Steven Tsengas
Title:	President	Title:	Chairman/CEO

CONFUSION, INC.

By:	/s/ Leon L. Seidman
Name:	Leon L. Seidman
Title:	President

/s/ Leon L. Seidman
LEON SEIDMAN, Individually